Exhibit 99.1

Introduction to Unaudited Pro Forma Combined Statement of Operations

On July 17, 2013, Health Plan Intermediaries Holdings, LLC (“HPIH”), a partially-owned consolidated subsidiary of Health Insurance Innovations, Inc. (“HII”) consummated a Stock Purchase Agreement (the “Purchase Agreement”) with the principal owners (collectively, the “Sellers”), pursuant to which HPIH acquired from the Sellers all of the outstanding equity of each in Sunrise Health Plans, Inc., a licensed insurance broker, Sunrise Group Marketing, Inc., a call center and sales lead management company, and Secured Software Solutions, Inc., an intellectual property holding company (collectively, “Secured”), for a cash payment of $10.0 million plus an aggregate of $6.7 million of contingent consideration. The funding of the $10.0 million cash portion of the purchase price was provided primarily from net proceeds from HII’s initial public offering in February 2013.

References to “we,” or “our,” refer to HII and its subsidiaries. For greater detail regarding our organizational structure, see “Item 1. Business—Our History and the Reorganization of Our Corporate Structure” set forth in our annual report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013.

Health Insurance Innovations, Inc. Organizational Structure

HII is a holding company owning as its principal asset Series A Membership Interests in HPIH. HPIH has two series of outstanding equity: Series A Membership Interests, which may only be issued to HII, as sole managing member of HPIH, and Series B Membership Interests. The Series B Membership Interests are held by entities beneficially owned by Michael Kosloske, HII’s Chairman, President and Chief Executive Officer. As of September 30, 2013, (i) the Series A Membership Interests held by Health Insurance Innovations, Inc. represent 38.1% of the outstanding membership interests, 38.1% of the economic interests and 100% of the voting interests in HPIH and (ii) the Series B Membership Interests held by the entities beneficially owned by Mr. Kosloske represent 61.9% of the outstanding membership interests, 61.9% of the economic interests and no voting interest in HPIH.

Description of Unaudited Pro Forma Combined Statement of Operations

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2013 combine our historical consolidated statement of operations for the nine months ended September 30, 2013, as filed with the SEC in our quarterly report on Form 10-Q, with Secured’s unaudited historical consolidated statement operations for the period beginning January 1, 2013 and ending July 16, 2013, the last day of Secured’s operations prior to its acquisition, giving effect to the acquisition as though it had occurred at the beginning of the period presented, using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined statement of operations. Since July 17, 2013, we have included the operations of Secured within our consolidated operating results. The pro forma calculations remove $301,000 of costs incurred by us related to the acquisition during the nine months ended September 30, 2013.

The unaudited pro forma combined statement of operations should be read in conjunction with the historical financial statements and accompanying notes of Secured and HII. The unaudited pro forma combined statement of operations should not be taken as representative of the reported or future consolidated results of operations of HII.

Unaudited Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2013

($ in 000’s, except share and per share data)

	Health Insurance Innovations, Inc. Historical	Sunrise Health Plans, Inc. Historical (through July 16, 2013)	Pro Forma Adjustments		Pro Forma Combined
Revenues (consolidated premium equivalents of $72,256 and pro forma premium equivalents of $73,979, respectively, for the nine months ended September 30, 2013)	$40,818	$4,984	$(3,261	) (a)	$42,541
Third-party commissions	$24,438	$4	$(3,119	) (a)	$21,323
Credit cards and ACH fees	861	—	—		861
Contract termination expense	5,500	—	—		5,500
Selling, general and administrative expenses	16,010	3,021	(142	) (a)	18,889
			190	(b)	190
			(301	) (c)	(301)
Depreciation and amortization	913	27	419	(d)	1,359

Total operating costs and expenses	47,722	3,052	(2,953)		47,821

(Loss) income from operations	$(6,904)	$1,932	$(308)		$(5,280)
Other expense:
Interest expense	14	—	—		14
Other expense	437	—	—		437

Net (loss) income before income taxes	(7,355)	1,932	(308)		(5,731)
Income tax expense (benefit)	472	—	(105	) (e)	367

Net (loss) income	(7,827)	1,932	(203)		(6,098)
Net (loss) income attributable to noncontrolling interests	(4,143)	—	908	(f)	(3,235)

Net (loss) income attributable to Health Insurance Innovations, Inc.	$(3,684)	$1,932	$(1,111)		$(2,863)

Per share data:
Net loss per share attributable to Health Insurance Innovations, Inc.
Basic	$(0.77)				$(0.60)

Diluted	$(0.77)				$(0.60)

Weighted average shares outstanding
Basic	4,768,294				4,768,294
Diluted	4,768,294				4,768,294

Notes to the Adjustments to the Pro Forma Combined Statement of Operations:

(a)	To eliminate revenues and costs incurred in transactions between HII and Secured.
(b)	To record salary expense that would have been paid to the Owners pursuant to employment agreements entered into with HII.
(c)	To adjust for acquisition-related expenses incurred during the nine months ended September 30, 2013.
(d)	To record amortization expense on acquired intangible assets and remove historical amortization expense of acquired intangible assets.
(e)	To record the income tax effect associated with the other pro forma adjustments described herein. The pro forma provision for income tax reflects a provision of (6.4%) on the portion of pro forma earnings before income taxes that are beneficially owned by HII.
(f)	To adjust the loss attributable to noncontrolling interests to reflect the pro forma adjustments described herein.